Exhibit 10.7

1st AMENDMENT AGREEMENT TO MANAGING DIRECTOR SERVICE AGREEMENT

entered into by and between

Peter Frauenknecht

and

Atotech Deutschland GmbH

Erasmusstrasse 20

10553 Berlin

Germany

- hereinafter referred to as the “Company” -

Art. 1

Moving Cost

Art. 4 para. 2 of the managing director service agreement dated April, 7th, 2017 (“Managing Director Service Agreement”) shall be replaced by the following provision:

The Company shall reimburse Mr. Frauenknecht for moving costs resulting from his move from                  to the Berlin area up to EUR 4,000 gross provided that the move takes place within the first twelve months of his service relationship with the Company. For the avoidance of doubt, sentence one shall also apply if Mr. Frauenknecht decides to split his move into two steps, moving in a preliminary home first and then finalizes the final move within the first twelve months of his service relationship with the Company.

Art. 2

Home Flights

Art. 4 para. 4 of the Managing Director Service Agreement shall be replaced by following provision:

For up to six months as of the commencement of the service relationship with the Company, the Company shall reimburse Mr. Frauenknecht for the flight cost for four return flights (economy) between Berlin and Munich per month. The Company shall also reimburse Mr. Frauenknecht for flights of his partner Gabriele Geissler from Munich to Berlin in case Mr. Frauenknecht decides not to fly back to Munich and to stay in Berlin over the weekend for the defined period of the first six months.

Art. 3

Private Pension Provision

Art. 7 of the Managing Service Agreement shall be replaced by the following provision:

I.

The Company shall grant Mr. Frauenknecht a Company-funded pension commitment in form of a contribution-oriented defined benefit plan by means of a congruently reinsured provident fund (beitragsorientierte Leistungszusage im Durchführungsweg einer kongruent rückgedeckten Unterstützungskassenzusage) with effect as of 1 May 2017. Starting from 1 May 2017, the Company shall therefore contribute a monthly amount of EUR 8,333.33 per full calendar month of service to the congruently reinsured provident fund Alte Leipziger Unterstützungskasse e.V. (“Pension Contribution”). If the service relationship commences or terminates during an ongoing calendar month the Pension Contribution shall be calculated on a pro rata temporis basis for the relevant calendar month.

2.

The further details of the pension commitment, in particular a guaranteed annual increase of the ongoing pension payments (laufende Leistungen) in the meaning of section 16 BetrAVG by 1%, shall be stipulated in a separate benefit plan.

Art. 4

Final Provisions

I.	All other provisions of the Managing Director Service Agreement continue to apply without change.

2.	Art. 14 of the Managing Director Service Agreement shall apply accordingly to this 1st Amendment Agreement.

Atotech Deutschland GmbH	Peter Frauenknecht
represented by its shareholders’ meeting, itself represented by Dr. Gregor Frank & Dirk Schepers

Berlin, 08.05.2017	Berlin, 08.05.2017

/s/ Dr. G. Frank	/s/ D. Schepers	/s/ Peter Frauenknecht
Dr. G. Frank	D. Schepers	Peter Frauenknecht

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